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                                                               EXHIBIT 99.2


                      BEFORE THE MISSOURI GAMING COMMISSION

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                                        )
In re:                                  )
                                        )
         MICHAEL LAZAROFF               )
                                        )
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                       MEMORANDUM OF STATION CASINOS, INC.

ROUSE HENDRICKS GERMAN MAY PC                 MILBANK, TWEED, HADLEY &
         Charles W. German      MO #26534              McCLOY, LLP
         Phillip G. Greenfield  MO #37457              Scott A. Edelman
         One Petticoat Lane Building                   1 Chase Manhattan Plaza
         1010 Walnut Street, Suite 400                 New York, NY 10005-1413
         Kansas City, MO  64106                        Tele:    (212) 530-5149
         Tele:    (816) 471-7700                       Fax:     (212) 822-5149
         Fax:     (816) 472-2221

SCHRECK MORRIS                                HELFREY, SIMON & JONES, P.C.
         Frank A. Schreck                              David B.B. Helfrey
         #1200 Bank of America Plaza                   Paul Simon, Jr.
         300 South Fourth Street                       120 South Central Avenue
         Las Vegas, NV 80101                           Suite 1500
         Tele:    (702) 474-9400                       St. Louis, MO 63105
         Fax:     (702) 474-9422                       Tele:    (314) 725-9100
                                                       Fax:     (314) 725-5754

                                             Attorneys for Station Casinos, Inc.


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                                                  TABLE OF CONTENTS

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INTRODUCTION .....................................................................................................1

I.       STATION HAS COOPERATED EXTENSIVELY WITH THE MGC STAFF'S
         INVESTIGATION ...........................................................................................3

II.      THE MGC LACKS AUTHORITY TO REQUIRE STATION TO APPEAR
         AT A PUBLIC HEARING .....................................................................................5

III.     THE FACTS REGARDING STATION'S EMPLOYMENT OF LAZAROFF ESTABLISH THAT
         STATION ACTED PROPERLY AT  ALL TIMES IN DEALING WITH THE MGC.............................................6

         A.       The MGC Investigation Was Prompted By A Competitor Of Station
                  Seeking To Scuttle Station's Purchase Of The Flamingo Casino ...................................6

         B.       Station Hired Lazaroff As Its Attorney Based Upon His Excellent Credentials
                  And Stellar Reputation..........................................................................8

         C.       The Bonuses Paid To Lazaroff By Station Were Perfectly Legal ...................................9

                  1.  No Money From the Bonuses Went to Any Public Official .....................................12

                  2.  The Bonuses Were Processed and Paid by Station as Routine Business Expenditures,
                      Without Any Attempt to Conceal Them .......................................................12

                  3.  The MGC Staff Knew Lazaroff Received a $100,000 Bonus in
                      Connection With Station's Selection in Kansas City ........................................12

                  4.  Formal Disclosure of the Bonuses to the MGC Was Not Required ..............................13

         D.       Station Did Not Participate In Or Approve Of Any Improper Ex Parte
                  Communications Between Lazaroff And Former MGC Chairman Wolfson ...............................14

                  1.  The 1994 Ex Parte Rule Did Not Preclude All Contact
                      With Commissioners ........................................................................16

                  2.  There Were Numerous Exceptions to the Ex Parte Rule
                      Recognized By The MGC .....................................................................17
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
                  3.   Lazaroff's Prior Statements Consistently Affirmed That He Did Not
                       Have Improper Ex Parte Contacts ..........................................................18

         E.       Recent Revelations Show That Lazaroff Deceived And Stole Money
                  From Station For Many Years ...................................................................19

         F.       Lazaroff's "Deal" With The Government Gives Him A Strong
                  Incentive To Lie ..............................................................................21

IV.      STATION RECEIVED NO PREFERENTIAL  TREATMENT
         FROM THE MGC OR ITS STAFF ..............................................................................23

CONCLUSION ......................................................................................................26
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                                                ii
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                                  INTRODUCTION

                  This memorandum states the position of Station Casinos, Inc. ("Station") with respect to the public hearing scheduled for August 30, 2000, purportedly to air in public the activities of Michael Lazaroff concerning his law firm's clients, the Missouri Gaming Commission (the "MGC") and its staff.

                  Station declines to participate in this proceeding, or compel any of its officers or employees to testify, because this public hearing is not being conducted in accordance with Missouri law or MGC regulations. The public hearing is not designed to elicit the truth concerning Lazaroff's activities. Rather, the staff appears intent upon diverting attention from its own long-time knowledge of and acquiescence in Lazaroff's activities by holding Station and other Lazaroff clients responsible for Lazaroff's actions that are now being recast by Lazaroff and the staff as improper. Further, this public proceeding is being conducted in a manner that deprives Station of any opportunity to defend itself. For the past eleven months, Station has cooperated extensively with the staff's investigation, but is forced to decline to participate in this proceeding because it is fundamentally unfair for the staff to create an evidentiary record critical of Station, without giving Station any chance to present the full story to the Missouri Gaming Commissioners (the "Commissioners") and the public.

                  The centerpiece of the staff's presentation is Michael Lazaroff. Lazaroff has pled guilty to three felony counts in federal court involving fraud against his partners, his clients and the Federal Election Commission. As part of his guilty plea, Lazaroff has agreed

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to cooperate with the MGC in an effort to shorten the prison sentence that he is facing. Lazaroff will surrender his law license, and will never again be allowed to represent clients before the MGC. Thus, a MGC hearing regarding Michael Lazaroff's activities serves no legitimate regulatory purpose.
Rather, the MGC staff is using the pretense of a public hearing on Lazaroff's activities to subject Station to a one-sided public accusation in which Station's conduct will come under investigative scrutiny without affording Station even the barest elements of due process.

                  A public hearing of this kind offends basic notions of fundamental fairness. Should the staff wish to commence a disciplinary action against a licensee, it must do so pursuant to the MGC's own rules. Those rules, however, would provide basic constitutional protections, like the right to formal notice of the staff's accusations and an opportunity to invoke an adjudicatory process, the right to cross-examine Lazaroff and other witnesses, the right to be represented by counsel, the right to conduct relevant discovery, and the right to offer other evidence in its defense. Without those basic rights, the MGC's scheduled public hearing is a proceeding conducted outside the law, designed to provide a one-sided and misleading account of Lazaroff's activities. Why the MGC staff would choose now, a few weeks before Lazaroff is to be sentenced to prison by the federal court, to provide a public forum for this man's attempt to reduce his prison sentence, with no opportunity for others to participate meaningfully in providing relevant information to the MGC, defies reasonable explanation and compels Station not to participate in this public hearing.

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I.       STATION HAS COOPERATED EXTENSIVELY WITH THE
         MGC STAFF'S INVESTIGATION
         --------------------------------------------

                  Station is a publicly-owned company licensed to own and operate gaming facilities in Missouri and Nevada. It has always taken very seriously the obligations of disclosure and self-review that come with public ownership. And it has always been keenly aware of the importance of complete and proactive compliance with gaming regulatory requirements. Station has a full time vice president of regulatory compliance, and a compliance committee comprised of company executives, and an independent member, that meets each quarter to oversee ongoing compliance matters. Station's Vice-President of Regulatory Compliance, and its Executive Vice President and General Counsel, have made regular submissions to the MGC staff of documents and other evidentiary materials on the Lazaroff matter.

                  Every request for documents from the MGC has been honored by Station, other than a recent request for the work product of Station's outside counsel, and Station has gone even further to produce telephone records and other relevant materials over and above the MGC staff's specific requests. Station has also consented to the MGC staff's access to confidential and privileged information from Lazaroff and his former law firm, Thompson Coburn, but on the express condition that the MGC staff would use the information only for regulatory purposes and maintain confidentiability; the public hearing at which Lazaroff will be testifying openly about Station's legal affairs, reneges on those commitments.

                  In addition, the three top executives of Station submitted to sworn, videotaped depositions conducted by the MGC staff in November 1999. These depositions were conducted without counsel because the MGC staff denied their request for counsel. These depositions also followed earlier depositions that the staff took from Lazaroff and some of his former law partners at Thompson Coburn. Lazaroff was deposed again following the testimony of the Station executives.

                  As a result of the information received from Thompson Coburn regarding Lazaroff's overbilling of Station, legal counsel for Station reviewed all of the law firm files regarding the firm's work on Station matters. Over 200 banker's boxes, containing literally thousands of documents, were reviewed. Station consented to a confidential review of those same files by the MGC staff.

                  Station has continued to cooperate with the MGC staff, thinking that once the staff had all of the facts this investigation would be resolved. Station has also continued to pay the MGC staff costs of conducting this investigation, which as of June 30, 2000, exceeded $85,000. Station has provided documents, narrative explanations, testimony, and voluntary disclosures of relevant facts regarding all of the issues raised in this investigation by the MGC staff. In addition, Station recently produced eight employees for nearly three days of interviews by the MGC's counsel and staff. Based upon its past cooperation, there is no good purpose, or legitimate investigative need, for the MGC staff and legal counsel to interrogate Station executives yet again in a one-sided public hearing.

II.      THE MGC LACKS AUTHORITY TO REQUIRE STATION TO APPEAR
         AT A PUBLIC HEARING
         ----------------------------------------------------

                  The MGC has no authority to conduct a public hearing as to the activities of Michael Lazaroff. Lazaroff has never been a licensee, and has no prospect (given his felony pleas and imminent disbarment) of appearing as counsel before the MGC in the future.

                  The claimed investigation of Lazaroff is a pretense to justify a public inquiry (which is expressly required by the MGC's rules to be conducted in private) into the conduct of Station and perhaps other gaming clients that Lazaroff represented in the past. There is no statutory or regulatory authority permitting the MGC to conduct such a public inquiry. In fact, the MGC's own regulation, 11 CSR Section 45-3.010, prohibits the public disclosure of records pertaining to investigations of any licensee. A public hearing will plainly involve public disclosure of investigative records of a licensee, or the contents of the records, and thus violate the MGC's regulations. The public hearing will also inevitably involve disclosure of confidential and privileged information that Station voluntarily provided to the MGC staff for regulatory purposes on the condition that confidentiality be maintained.

                  The MGC staff has claimed that this public hearing is really not investigative in nature. But the MGC has no legal authority for a non-investigatory public hearing for the purpose of taking testimony and creating an evidentiary record. Rather, Chapter 13 of the MGC regulations, which by its terms governs ALL hearings of the commission, 11 CSR Section
45-13.010, permits only hearings for disciplinary actions, 11 CSR Section 45-13.050. Chapter 13 contemplates no other type of hearing. Moreover, Chapter 13 requires that the MGC

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provide a licensee an opportunity to present its case, including witnesses and an opportunity to cross-examine adverse witnesses, seek relevant discovery, and present a rebuttal. 11 CSR Section 45-13.060. Moreover, by labeling this public hearing as non-investigatory, as pretextual and disingenuous as that is, the MGC staff has structured the proceeding as one where the statutory subpoena power "to enforce" the law, Mo. Rev. Stat.
Section 313.805(10), does not apply. Certainly the MGC may conduct an open meeting under the Missouri Sunshine Law, Mo. Rev. Stat. Section 610.010 ET SEQ., but there is no authority for compulsory process or evidentiary, investigative proceedings, in such an open meeting. The public hearing, as it is currently portrayed and structured, will violate Missouri law and the MGC's own regulations.

III.     THE FACTS REGARDING STATION'S EMPLOYMENT OF LAZAROFF
         ESTABLISH THAT STATION ACTED PROPERLY AT ALL TIMES IN
         DEALING WITH THE MGC
         ------------------------------------------------------

         A. The MGC Investigation Was Prompted By A Competitor of Station Seeking To Scuttle Station's Purchase Of The Flamingo Casino
                  ------------------------------------------------------

                  Station has been licensed to operate in Missouri since May 1994, when it opened St. Charles Riverfront Station in St. Charles, Missouri. Currently, Station operates Station Casino St. Charles, a gaming facility in the St. Louis area, and Station Casino Kansas City, in the Kansas City area. Station has invested over $600 million in Missouri, has over 3,200 employees with an annual payroll in Missouri of $80 million, and pays $95 million per year to Missouri and its political subdivisions, nearly all of which is earmarked for education.

                  On September 10, 1999, Station entered into an agreement to acquire The Flamingo Hilton Casino in Kansas City from Hilton Hotels Corp. ("Hilton"). Hilton had agreed with the MGC to sell its assets and leave the state following an investigation into dealings between Hilton and the former chairman of the Kansas City Port Authority, a "public hearing" similar to this one, a subsequent failed state prosecution of a Hilton executive, and a settlement between Hilton and the federal government. On September 13, 1999, Station announced publicly that it would seek to acquire The Flamingo Casino, subject to MGC approval.

                  On September 30, 1999, Joseph Canfora, a former employee of Station, and a group of investors, announced that they would seek to block the Station bid in order to acquire The Flamingo Casino for themselves. Canfora and his group launched an intensive media effort to persuade the MGC that Station should not be allowed to buy The Flamingo Casino. Out of the public view, though, Canfora suggested to the MGC staff that they should look into several bonuses that Station had paid to Michael Lazaroff while he was a partner at the Thompson Coburn law firm in St. Louis. Notably, Canfora himself had signed one of those bonus checks and was well aware of all of the bonus payments in his role as head of Station's Missouri operations. Even more significantly, the MGC staff was specifically aware of at least one of the bonus payments to Lazaroff at the time it licensed Station Casino Kansas City in January 1997--the bonus payments were clear on Station's books during the staff's investigation of Station's Kansas City application. The staff

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questioned Lazaroff about the bonuses in November 1996, but never raised the issue directly with Station.

                  Notwithstanding its prior knowledge of at least one bonus payment, the MGC staff began this investigation. At approximately the same time, Thompson Coburn began an investigation into Lazaroff's billing practices. As a result of these investigations, Lazaroff's various deceits came to light for the first time. Among other things, Lazaroff had been stealing money from his clients, including Station, by mischaracterizing expenses and overbilling, and had been personally enriching himself at the expense of his clients and partners. Lazaroff resigned from his law firm in early December 1999. The Thompson Coburn firm has concluded that Lazaroff inappropriately billed over $380,000 to firm clients, of which more than $100,000 had been falsely charged to Station.

         B. STATION HIRED LAZAROFF AS ITS ATTORNEY BASED UPON HIS EXCELLENT CREDENTIALS AND STELLAR REPUTATION

                  By late 1991, when Station was investigating potential investments in Missouri, Lazaroff was already the premier, if not the only, attorney practicing gaming law in the state. He was the principal draftsperson of Missouri's gaming legislation, he had participated in the drafting and passage of similar legislation in Iowa, and he represented President Casinos, Inc., the most prominent participant in early riverboat gaming. John Connelly, the CEO of President Casinos, first introduced Lazaroff to Station. Connelly described Lazaroff to Station executives as being critical to President Casino's efforts in Missouri. Station independently confirmed that Lazaroff and his law firm, then known as

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Thompson & Mitchell, enjoyed excellent reputations in the Missouri legal and business communities. Thompson & Mitchell was established in 1929, and, with well over 200 attorneys practicing in all areas of business law, was one of the largest law firms in the state.

                  Soon thereafter, Station retained Thompson & Mitchell (and Lazaroff) to represent Station in Missouri. Station relied heavily on Lazaroff on a wide range of issues, including commenting on rules promulgated by the MGC, completing gaming applications, drafting petitions for dockside gaming for both St. Charles Riverfront Station, Inc. and Kansas City Station Corporation, litigation concerning Station's Missouri gaming operations, assistance with the preparation of presentations to the MGC, and representation of Station in hearings before the MGC on a variety of gaming-related subjects. Lazaroff's knowledge of the gaming industry, his then apparently excellent reputation with the MGC staff and recognized expertise, combined with Station's lack of any executive presence in Missouri and Station's location some 1,500 miles away, made Lazaroff an indispensable participant in Station's efforts to establish a gaming presence in Missouri. There was every justification for Station to place complete trust in Lazaroff and his highly regarded Missouri law firm.

         C.       THE BONUSES PAID TO LAZAROFF BY STATION WERE PERFECTLY LEGAL

                  By late 1993, it was clear to Station that Lazaroff was an extremely important part of Station's efforts in Missouri. Station was not alone; Lazaroff represented almost every gaming operator in the state, many at the same time, including Aztar Corporation, Davis Gaming, President Casinos, Inc., the Missouri Riverboat Gaming Association, and others.

                  Lazaroff's long-standing relationship with President Casinos began to cause Station increasing concern as the competitive nature of prioritizing applications for gaming licenses became apparent in the fall of 1993. In an effort to level the playing field, and ensure Lazaroff's focus on Station's interests, Station advised Lazaroff that he would be eligible for a bonus in the event that Station (with Lazaroff's aid) was successful in being one of the first applicants to be licensed in Missouri. Station was aware that incentive bonuses for professionals, including lawyers, were common practice. Indeed, Station has made a similar bonus payment to its Nevada regulatory counsel, who, as Lazaroff was once regarded in Missouri, is viewed as the leading gaming lawyer in Nevada. Station wanted to provide an incentive that would be meaningful to Lazaroff personally, as it was Lazaroff's expertise and experience that was important to Station's representation. Thus, Station wanted the bonus payment (which was to be in addition to the regular hourly charges to be paid to the law firm) to be handled in a way that provided a meaningful incentive to Lazaroff.

                  Lazaroff indicated that he would discuss the bonus concept with his firm. Lazaroff, himself a senior partner at Thompson Coburn who had claimed to be a member of the firm's compensation and management committees, later reported back to Station that he had discussed the matter with his law firm, and that the firm consented to the bonus payment concept. Because of his position within his firm, Station had no reason to doubt Lazaroff's statement. Station paid the bonuses with the understanding that their existence was known and approved by the partners at Thompson Coburn. It is now known from

Lazaroff's recent guilty plea and confession, and since confirmed by the MGC staff, that Lazaroff lied to Station and that in fact he did not disclose the bonus payments to his firm.

                  Between 1994 and 1996, Station made five bonus payments, aggregating $500,000, to Lazaroff. Each payment was tied to a specific milestone in Station's efforts to establish itself and improve its operations in Missouri. The amounts were not predetermined or agreed to in advance; Station made these discretionary payments over and above the regular legal fees billed by Thompson Coburn, after the fact, to reward good work and to make sure that Lazaroff viewed Station as one of his top clients.

                  Lazaroff performed some excellent legal work for Station that was taken into consideration for the various bonuses--work to help Station obtain one of the first Missouri licenses and be among the first to commence operations; participation in legislative efforts and the state-wide campaign following the Missouri Supreme Court's HARRIS decision concerning "games of skill;" help in persuading the staff and the Commission to approve dockside gaming in St. Charles by developing arguments and evidentiary presentations based on economic development and safety considerations; help in persuading the staff and the Commission to select Station for investigation in Kansas City; and dockside gaming approvals in both St. Charles and Kansas City. Lazaroff was Station's "eyes and ears" in Missouri and maintained almost daily telephone contact with Station's representatives. These were the kinds of legal efforts Station intended to reward because they increased shareholder value and improved Station's presence and operations in the Midwest.

                  1.  NO MONEY FROM THE BONUSES WENT TO ANY PUBLIC OFFICIAL

                  The United States Attorney's Office in St. Louis has stipulated in the Lazaroff criminal case, and the MGC staff has since confirmed, that the entirety of the bonus payments were used for Lazaroff's "personal purposes." There is no basis for any suggestion or innuendo that even one penny of the bonus payments went to any public official or were used by Lazaroff for any improper purpose. Moreover, the circumstances under which the bonuses were paid belie any suggestion that Station had any improper purpose in making the bonus payments.

                  2. THE BONUSES WERE PROCESSED AND PAID BY STATION AS ROUTINE BUSINESS EXPENDITURES, WITHOUT ANY ATTEMPT TO CONCEAL THEM

                  Station issued the bonuses and accounted for them without any effort to conceal or camouflage their existence. Each bonus was sent to Lazaroff at the Thompson Coburn offices because Station believed the law firm had approved the payment of bonuses to Lazaroff. The bonuses were documented to the federal government through IRS 1099 forms (copies of which were also mailed to the Thompson Coburn offices). Moreover, each bonus was paid by check on Station's regular accounts and was properly reflected on its financial books and records. The openness with which these bonuses were handled demonstrates that they were never intended for any inappropriate purpose.

                  3. THE MGC STAFF KNEW LAZAROFF RECEIVED A $100,000 BONUS IN CONNECTION WITH STATION'S SELECTION IN KANSAS CITY

                  All financial records that Station maintains were available for inspection and review by MGC staff investigators from the time of the first bonus in 1994 up until even today. In fact, by Missouri law and MGC regulations, all licensees' books and records are subject to MGC access at any time with or without notice. Thus, the fact that Station fully documented the bonuses in records available to the MGC staff once again underscores their truly innocent nature.

                  The MGC staff not only had ACCESS to the information about these bonuses, its investigators in 1996 actually reviewed Station's records with respect to at least one of the bonuses. During the course of investigating Station's application for its license in Kansas City, MGC investigators were given accounting records documenting a $100,000 bonus to Lazaroff recorded as part of the developmental costs for that project. Based on that information, the MGC staff investigators questioned Lazaroff regarding the reason for the bonus. At no point, however, during its continued investigation of Station's Kansas City application did the MGC staff ask Station a single question regarding the bonus. Nor did they suggest in any manner any concern regarding the propriety of such a bonus payment. Indeed, just months later, the MGC staff favorably recommended that the Commission approve Station's Kansas City application. The MGC staff's actions in 1996 with respect to the bonus to Lazaroff stands in marked contrast to its current attempt four years later to portray that same conduct in a negative light.

                 4. FORMAL DISCLOSURE OF THE BONUSES TO THE MGC WAS NOT REQUIRED

                  Saddled with the irrefutable fact that it knew nearly four years ago of at least one of the bonuses to Lazaroff, and at all times had available to it records for review of all of the bonus payments, the MGC staff has suggested in its questioning of Station executives that Station improperly failed to disclose these payments affirmatively to the MGC. Such an accusation is intended to divert attention from the MGC staff's knowledge of the bonuses to Lazaroff since 1996. The information provided to the MGC by an applicant or licensee is provided pursuant to the MGC's applications. Without belaboring technicalities, the fact is that none of the voluminous application forms that must be completed and updated by a licensee, such as Station, call for the information the staff now suggests should have been reported. Furthermore, each of the bonuses was purely a discretionary payment never "agreed to" beforehand as to amount, and therefore, was never subject to reporting on the MGC forms. If allowed to present its side of the story, the evidence would reveal that Station made all disclosures required by the law--I.E., the availability of its fully accurate financial records to the MGC--and filed totally complete and truthful license applications with the MGC at all times.

         D. STATION DID NOT PARTICIPATE IN OR APPROVE OF ANY IMPROPER EX PARTE COMMUNICATIONS BETWEEN LAZAROFF AND FORMER MGC CHAIRMAN WOLFSON

              In April 1993, over a year after Station had retained Lazaroff and his firm, Governor Carnahan appointed the initial commissioners for the MGC, calling the members "an exemplary group of individuals." As Chairman, the Governor appointed Robert Wolfson, a respected businessman from St. Louis. As a result of such appointment, Mr. Wolfson was thoroughly investigated by the Missouri Highway Patrol and ultimately confirmed by the Missouri Senate. Mr. Wolfson's appointment followed Station's initial retention of Lazaroff by more than 14 months. Lazaroff and Wolfson had a social relationship that pre-dated riverboat gaming in Missouri and was well known by the MGC staff (as it subsequently came on board) and by everyone actively involved in the gaming industry in Missouri.

              The MGC hired its first executive director, Tom Irwin, in September 1993, who brought on additional executive staff members. Together with his staff, Mr. Irwin frequently called on Lazaroff for advice on various industry matters. Lazaroff provided input on everything from the adoption of regulations, to the applicants' reaction to court decisions, to the licensees' strategy in statewide elections. Station's observation of Lazaroff's interactions with the staff made clear that Lazaroff was an effective advocate on behalf of all of his gaming clients. His relationship with Irwin also predated the creation of the MGC, and they seemed to share a great deal of professional respect.

              Pursuant to Missouri's regulatory structure, the MGC staff determines the agenda for Commission meetings, schedules Commission meetings, conducts all investigative activities and makes recommendations which are then voted on by the commissioners. The MGC staff's recommendations are routinely approved by the Commission with unanimous consent. In fact, out of 182 votes by the Commission contained in the MGC's public records, only three have had a dissenting vote. This voting record demonstrates that in Missouri's regulatory structure, the MGC staff conducts the work of the MGC and the Commission relies upon the information from staff when voting on a recommendation.

                  1. THE 1994 EX PARTE RULE DID NOT PRECLUDE ALL CONTACT WITH COMMISSIONERS

                  When the MGC implemented its first regulations, it considered but did not adopt an EX PARTE rule governing the content of communications between commissioners and people interested in the MGC's work. Later, in June 1994, the MGC first adopted an EX PARTE rule (as part of the Code of Ethics applicable to commissioners) which stated that "no commissioner shall knowingly have EX PARTE conversations related to matters under the jurisdiction of the commission with any applicant or licensee, their representatives, or any party to a matter pending before the commission." By its terms (and as interpreted by Lazaroff), the rule only proscribed communications about a pending matter under the jurisdiction of the MGC, but did NOT bar a commissioner from communicating about other matters. Moreover, even in the event a commissioner had an EX PARTE communication with an applicant or licensee, that communication could be cured by the commissioner providing written notice to the MGC and the other commissioners.

                  As was entirely appropriate, Station relied on Lazaroff, and Thompson & Mitchell, to determine the propriety of Lazaroff's contacts with former Chairman Wolfson. Lazaroff did, from time to time, indicate to Station that he was in communication with former Chairman Wolfson about social matters and industry-wide, general gaming issues, as was permitted under the EX PARTE rule. Lazaroff never indicated to anybody at Station that he was engaging in any improper communications, and there was no reason for Station to believe that Lazaroff was doing anything wrong. It was reasonable for Station, like any other client, to assume that its lawyer was acting appropriately and in the client's lawful interests, in all dealings with the MGC and its staff. And it was also reasonable to assume that former Chairman Wolfson, to whom the EX PARTE rule directly applied, and the MGC staff, would follow the rule themselves and take corrective action if anything improper took place.

                  2. THERE WERE NUMEROUS EXCEPTIONS TO THE EX PARTE RULE RECOGNIZED BY THE MGC

                  Shortly after the adoption of the EX PARTE rule, Lazaroff advised Station that then Executive Director Irwin said that Lazaroff and Station should provide information to former Chairman Wolfson when Wolfson made direct requests. Relying on Irwin's authorization, and the fact that the EX PARTE rule regulated Wolfson's conduct and imposed upon him (not Station) the obligation to share any EX PARTE communications with the other Commissioners, Station responded to Wolfson's request for specific information about a certain financing for which Station was seeking regulatory approval. With that authorized exception, after the EX PARTE rule's adoption, no Station executives ever communicated directly with any of the Commissioners about Station's matters pending before the MGC. That the staff would waive the rule on occasion made it even more reasonable for Station to rely on its Missouri legal counsel, the MGC staff, and the commissioners themselves, to conduct regulatory affairs in an appropriate manner.

                  3. LAZAROFF'S PRIOR STATEMENTS CONSISTENTLY AFFIRMED THAT HE
                     DID NOT HAVE IMPROPER EX PARTE CONTACTS

                  Prior to pleading guilty to three counts of fraud and deception--against his partners, his clients (including Station), and the Federal Election Commission--Lazaroff had assured Station that he had never engaged in any improper communications with former Chairman Wolfson. Before the MGC staff in November 1999, Lazaroff testified unequivocally, under oath, that there had been no improper, EX PARTE communications, and no link between the bonus payments and his relationship with former Chairman Wolfson. In addition, during the course of a failed suicide attempt in December 1999, Lazaroff left a message on Executive Director C.E. Fisher's voice mail in which he stated that nobody at Station was involved in his crimes or had ever asked him to do anything wrong.

                  When faced with the prospect of a prison sentence for his admitted fraud on Station and his other clients, however, Lazaroff has apparently changed his story, now alleging that he did have supposedly improper contacts with former Chairman Wolfson. Lazaroff's motive for the reversal in testimony is plain enough. His agreement with the government offers "cooperation" with the MGC as the only way to avoid a lengthy prison sentence.

                  Some members of the MGC staff have suggested in recent weeks that Station was somehow complicit in Lazaroff's revisionist version of his conduct, but this new view from the staff should be viewed skeptically by the Commission. The staff knew all along that Lazaroff and Wolfson were in frequent contact, and apparently took no action to ask the

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

former Chairman to recuse himself on any matters or to bar Lazaroff from further contacts. These matters will be subject to discovery and litigation if a disciplinary action is later initiated by the MGC staff, but for purposes of the public hearing the Commission should question any suggestion that the staff was unaware of communications between Lazaroff and Wolfson. The fact that the staff took no action on these matters in years past shows that there was and is no reason to believe that the MGC's regulatory process was tainted.

         E. RECENT REVELATIONS SHOW THAT LAZAROFF DECEIVED AND STOLE MONEY FROM STATION FOR MANY YEARS

                  Nobody has been more disappointed in, or damaged by, Michael Lazaroff than Station. After relying on Lazaroff for over eight years, paying his firm nearly $5 million dollars in legal fees, and rewarding him with an additional $500,000 in five separate bonuses, Station was shocked to learn that Lazaroff breached his trust relationship with his partners by not telling them of the bonuses, and that he had stolen over $100,000 from Station through fraudulent billing (and another $280,000 from other clients). An examination of Lazaroff's billing practices demonstrates a repeated, systematic scheme to deceive one of his largest clients. Examples of Lazaroff's billing practices include the following:

          1. Charging Station tens of thousands of dollars for tickets to sporting events and concerts (N'Sync, the Rolling Stones, Celine Dion, the St. Louis Blues, the St. Louis Cardinals, etc.) which tickets were never received or used by Station, and then changing the bills sent to Station to disguise these expenses;

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



          2. Regularly charging Station for airline tickets for trips to Las Vegas and other locations that were either not for Station's benefit or that he did not take, and then changing the bills to cover up the expenses;

          3. Claiming reimbursement for dinners with Station executives, which dinners never took place;

          4. Billing Station for telephone calls to places like Hungary, Pittsburgh, Pennsylvania and Beverly Hills, California where Station had no business interests;

          5. Billing Station for his personal golf equipment and then changing the bill to disguise the expense;

          6. Billing Station for repairs to his car after a collision and then changing the bill to cover up the true expense.

Similarly, and most significantly, Lazaroff deceived Station about whether his law firm consented to the bonus payments, which ultimately cost Station the opportunity to purchase The Flamingo Casino. Now Lazaroff is attempting to victimize Station again. Consistent with his past activities, Lazaroff is again prepared to deceive people in order to better his own situation. The record establishes that Lazaroff was willing to lie repeatedly for things as trivial as a few hundred dollars for a golf bag or a car repair; it can hardly be disputed that he would be willing to lie in order to shorten or avoid a prison sentence.

                  In short, Lazaroff gave Station every indication that he was a trustworthy professional, while he was systematically stealing from, and lying to Station over a period of many years. In hindsight, it is now known that Lazaroff was lying to many others who trusted him and relied on his assumed integrity. For the MGC staff now to provide Lazaroff a public forum to try to implicate others in wrongdoing as a form of "cooperation" to reduce his prison sentence, and to suggest publicly that Station should have seen through Lazaroff's charade when those closest to him had not, is inexplicable and unfortunate.

                  Station (like any client), was entitled to rely on its Missouri lawyer to abide by Missouri gaming regulations that governed contacts with the MGC commissioners. Any other conclusion would hold Station to a standard that is not being applied to others that he deceived. He lied to and deceived his partners about the bonuses, and he may have lied to and deceived the MGC staff about the nature of his relationship with Wolfson, and he lied to and deceived his clients as he stole from them. Yet now, the MGC staff appears to have adopted the position that Station is the only one that knew or should have known about Lazaroff's deceit.

         F. LAZAROFF'S "DEAL" WITH THE GOVERNMENT GIVES HIM A STRONG INCENTIVE TO LIE

                  Based on questions asked of Station's executives by the MGC staff, it appears that Lazaroff's new testimony will contradict his prior sworn testimony, his taped suicide message, and his assurances to Station that he had never participated in improper contact with Mr. Wolfson. But, Lazaroff is now an admitted and repeated liar. He has admitted lying to his clients, to his partners, and to the Federal Election Commission. He now appears to be telling the MGC staff that he also deceived them for years, and that he lied under oath to the MGC in his November 1999 testimony about his communications with former Chairman Wolfson.

                  Lazaroff has every motive to lie now in an effort to implicate Station. As a result of his guilty plea, Lazaroff faces a prison sentence of 27 to 33 months. Lazaroff's only way to try to reduce that sentence is to "cooperate" in the investigation or prosecution of others. Lazaroff's admitted criminal conduct appears to provide little opportunity to do so. Lazaroff is solely responsible for his fraud on his clients and his law firm. There is nobody else for him to blame for those two frauds. Lazaroff's third admitted crime--fraud on the Federal Election Commission--did reportedly involve the participation of other lawyers and employees at Thompson Coburn, who, according to published reports, made political contributions for which Lazaroff secretly reimbursed them. However, Lazaroff cannot be cooperating against those contributors; it has been publicly reported that they have been granted immunity.

                  In an unusual feature of his plea agreement, however, Lazaroff will receive credit against his sentence for "cooperation" with the MGC. Thus, Lazaroff's only avenue to try to reduce his prison sentence is to contend, in direct contrast to his prior sworn testimony and dying declaration, that his clients were aware that he was not following MGC rules. To make Lazaroff's cooperation even easier, both the MGC staff and federal authorities appear to be casting a blind eye to the fact that his is now admitting to perjury before the MGC, going so far as to permit him cooperation credit for his change of story without making him accept any criminal responsibility for his admitted perjurious testimony. It is wrong for the MGC to provide a public forum for this type of testimony. The MGC

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



Commissioners should be very suspect of Lazaroff's current testimony and of the MGC staff's methodology for finding the "truth."

IV.      STATION RECEIVED NO PREFERENTIAL TREATMENT FROM THE
         MGC OR ITS STAFF

                  Station has established its presence and received its regulatory approvals in Missouri based on the quality of its projects, its meticulous and thorough presentations to the MGC staff, and the even-handed review on the merits by the MGC. There has not been any improper influence or inside information shared with Station that gave it an edge over competitors--to suggest otherwise is a disservice to all of the MGC commissioners, past and present, who volunteered their time and energy to carry out their duties.

                  As an example, the selection of St. Charles Riverfront Station for investigation as one of the first licensees in Missouri was based entirely on the fact that Station was ready to commence operations more quickly than other applicants. At the time of the filing of its initial application, Station owned its 52-acre site, had the City of St. Charles' endorsement, an existing mooring lease with the City, a permit from the U.S. Army Corps of Engineers to build a 750,000 square foot land-based entertainment complex and had purchased one of the largest cruising riverboats in the country. The competing bidders in that area of the state were much further behind in their preparations to commence operations.

                  Similarly, the selection of Station Casino Kansas City for investigation in May, 1995, was based upon Station presenting not just the best project, but truly the only credible proposal for a new facility in the Kansas City area. As proposed, Station committed to building a $150 million land-based entertainment destination complex as part of its riverboat gaming operation, located on 171 prime and accessible acres--a major economic development for that area and for the Kansas City community as a whole. In contrast, the competing proposals ranged in magnitude from $35 to $65 million, and were to be located on either environmentally challenged, extremely small or very remote tracts of land. In addition, the other applicants were generally non-public companies that were not proven casino operators and lacked sufficient financing.

                  Station eventually invested nearly $300 million in a gaming and entertainment facility which includes six full service restaurants, seven quick serve food outlets, the largest buffet in Missouri, a microbrewery, a 200-room hotel, a 1,200-seat entertainment venue, a 18-screen movie theater complex and over 140,000 square feet of gaming space. The wisdom of the Commission's selection in Kansas City is visible to anyone who has visited riverboat gaming facilities in Missouri or throughout the Midwest.

                  Station was a proven operator of gaming and entertainment facilities, was (and is) a strong, publicly-traded company, a highly-regarded entity regulated for years in Nevada, and had the financial capability to make good the expectations for quality entertainment envisioned by Missouri's voters and public officials. Station's applications were subjected to the same rigorous scrutiny as every other applicant, and Station was selected and approved on the merits in both St. Charles and Kansas City. Indeed, based on the quality of Station's projects and the strength of its proposals, the only legitimate questions that could have been raised would have been if its applications were for some reason not selected or approved.

                  Over the years, Station has been the subject of aggressive regulatory oversight, and has certainly not enjoyed any inside track or influence within the MGC. By way of example:

                  (i) Station was heavily fined for using non-river water in its Kansas City basin;

                  (ii) Station received an enormous fine for failing to prohibit an underage patron from gambling at St. Charles;

                  (iii) Station's requests for operational changes and enhancements were routinely denied by the MGC staff;

                  (iv) Station's request to open Station Casino Kansas City prior to the holidays in December 1996 was denied by MGC staff;

                  (v) Station received an immediate shut down order from the staff when the St. Charles facilities touched ground due to extremely low water conditions;

                  (vi) Station has had ongoing disputes with the MGC staff regarding the operations of its microbrewery as part of the Station Casino Kansas City entertainment complex; and

                  (vii) Station has been sanctioned for loss limit infractions and other alleged regulatory violations.

                  In short, the Missouri regulatory process has been anything but "stacked" in Station's favor. Station officials and representatives - including Lazaroff - have spent countless hours with the MGC staff on the license applications, renewals, operational issues, enforcement issues, and the normal regulatory process. Station did not attempt to obtain, and did not in fact obtain any inside track or improper influence over the regulatory process of this state.

                                   CONCLUSION

                  Station will not participate in an unfair, one-sided proceeding that is based on Michael Lazaroff's new story. It is disappointing that the staff has given Lazaroff a public forum to level accusations designed solely to reduce his expected prison sentence, and that the staff refuses to admit its long-standing awareness of the issues that it now intends to air publicly. This type of regulatory conduct is not conducive to sound public policy, and smacks of bureaucratic face-saving rather than tough, honest enforcement of the state's gaming laws. If the MGC staff believes that disciplinary action is justified, it must proceed according to law in pursuing such action. Station is prepared to answer any charges and to defend itself in a fair, adjudicatory process conducted according to Missouri law, because Station has not violated any laws or regulations. Station cannot and will not, however, compel its officers and employees to submit to a public pillory in which there are no due process rights and which serves no legitimate regulatory purpose.

                                         Respectfully submitted,

                                         ROUSE HENDRICKS GERMAN MAY PC

                                         By__________________________________
                                                Charles W. German MO #26534
                                                Phillip G. Greenfield  MO #37457
                                                1010 Walnut Street, Suite 400
                                                Kansas City, MO  64106
                                                Tele:    (816) 471-7700
                                                Fax:     (816) 472-2221

MILBANK, TWEED, HADLEY & McCLOY, LLP
         Scott A. Edelman
         1 Chase Manhattan Plaza
         New York, NY 10005-1413
         Tele:    (212) 530-5149
         Fax:     (212) 822-5149

SCHRECK MORRIS
         Frank A. Schreck
         #1200 Bank of America Plaza
         300 South Fourth Street
         Las Vegas, NV 80101
         Tele:    (702) 474-9400
         Fax:     (702) 474-9422

HELFREY, SIMON & JONES, P.C.
         David B.B. Helfrey
         Paul Simon, Jr.
         120 South Central Avenue, Suite 1500
         St. Louis, MO 63105
         Tele:    (314) 725-9100
         Fax:     (314) 725-5754
Attorneys for Station Casinos, Inc.


                             CERTIFICATE OF SERVICE

                  I hereby certify that copies of the foregoing document were served by facsimile and hand delivery on the 29th day of August, 2000, upon the following persons:

                           Michael Bradley, Esq.
                           Assistant Attorney General
                           Office of the Attorney General
                           P.O. Box 899
                           Jefferson City, MO 65102

                           Col. C.E. Fisher
                           Executive Director
                           Missouri Gaming Commission
                           3417 Knipp Drive
                           P.O. Box 1847
                           Jefferson City, MO 65102

                                              ----------------------------------
                                              Attorney for Station Casinos, Inc.

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